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Exhibit 99.1

ONCOGENEX TECHNOLOGIES AND ISIS PHARMACEUTICALS TO
DEVELOP ANTISENSE DRUG FOR PROSTATE CANCER

    Vancouver, British Columbia, Canada, and Carlsbad, CA, USA November 26, 2001- OncoGenex Technologies Inc., a Canadian oncology-focused research and development company, and Isis Pharmaceuticals, Inc. (NASDAQ: ISIP) announced today they have established a drug development collaboration to co-develop and commercialize OGX-011, an anti-cancer antisense drug candidate. OGX-011 combines OncoGenex's proprietary antisense position in inhibitors to the target, clusterin, with Isis' proprietary second-generation antisense chemistry. OGX-011 is designed to inhibit the secretory protein clusterin, which acts as a cell-survival protein that is over-expressed in response to tumor killing strategies, such as chemotherapy, hormone ablation and radiation therapy. Based on analysis of human tumor tissue, clusterin is over-expressed in several cancers, including prostate, renal, bladder, lung, ovarian and urothelial. Inhibiting clusterin is intended to enhance the effects of drug therapies in the treatment of the disease.

    In preclinical animal studies, scientists from both OncoGenex and Isis demonstrated OGX-011 improved the potency of traditional chemotherapies more than 10-fold in prostate cancer without compromising safety. OGX-011 has also been shown to reduce levels of clusterin, as well as significantly delay disease progression in prostate and renal tumor models in animals. These findings support the continued development of OGX-011 in combination with chemotherapeutic and other agents.

    "We believe the combined experience of OncoGenex in cancer biology and clinical trials together with Isis' development experience and advances in second-generation antisense chemistry will contribute tremendously to the potential of this promising new cancer compound," said Scott D. Cormack, OncoGenex's President and CEO.

    "New treatments with reduced side effects and increased potency are needed, especially for men with advanced prostate cancer who have developed a resistance to hormone therapies. At that stage of disease, there are no alternative treatments," said Martin E. Gleave, M.D., FRCSC, FACS, Director of Clinical Research at the Prostate Centre at Vancouver Hospital & Health Sciences Centre and OncoGenex's Chief Scientific Officer.

    Initially, Isis will conduct preclinical toxicology and pharmacokinetic studies of OGX-011. Isis will also manufacture OGX-011 for preclinical and Phase I/II studies. OncoGenex will perform Phase I/II clinical trials to assess the safety and efficacy of OGX-011 as a single agent and in combination with docetaxel (TAXOTERE®) in men with localized and hormone refractory prostate cancer. As part of its ongoing commitment to elevating the standard of care in prostate cancer, Aventis Pharma Inc. will provide financial support as well as supply the neo-adjuvant hormone therapy for the study protocol. Specific financial terms of the deal between Isis and OncoGenex were not disclosed.

    OGX-011 will be the first antisense drug based on Isis' proprietary second-generation chemistry, called 2'-O-methoxyethyl, to enter the clinic for the treatment of cancer. Second-generation antisense drugs offer greater potency, enhanced tolerability via subcutaneous injection, and improved dosing convenience compared to first-generation antisense drugs.

    "The agreement will allow Isis to further develop and capitalize on the benefits of our proprietary second-generation chemistry through an established relationship with OncoGenex that builds on previous work, which produced intriguing antisense data on clusterin," said Stanley T. Crooke, M.D., Ph.D., Isis' Chairman and Chief Executive Officer. "This strategic partnership is in alignment with our overall business plan to expand the reach and potential of antisense therapeutics, specifically in cancer.

    According to the Prostate Cancer Research Institute, 180,000 men are diagnosed with prostate cancer every year in the United States. It is the second leading cause of cancer death in both American and Canadian men. The National Cancer Institute of Canada estimates that 17,800 Canadian men will be diagnosed with prostate cancer in 2001, making prostate cancer the leading cancer diagnosed in Canadian men.

    OncoGenex Technologies Inc. is focused on advancing and commercializing therapeutics for cancer. The company is the exclusive licensee of technologies from the University of British Columbia and the Vancouver Hospital & Health Sciences Centre, and has working relationships with the Division of Urology as well as the Prostate Centre at Vancouver Hospital & Health Sciences Centre. OncoGenex currently has two products in pre-clinical development, with its lead, OGX-011 intended to enter the clinic in the next twelve months. Additional technologies are being evaluated for future development. Additional information about OncoGenex is available at www.oncogenex.ca.

    Isis Pharmaceuticals, Inc. is exploiting its expertise in RNA to discover and develop novel human therapeutic drugs. The company has commercialized its first product, Vitravene® (fomivirsen), to treat CMV-induced retinitis in AIDS patients. In addition, Isis has 12 products in its development pipeline with two in late-stage development and five in Phase II human clinical trials. ISIS 3521, an inhibitor of PKC-alpha, is in Phase III trials for non-small cell lung cancer. Isis is preparing to initiate a Phase III program for ISIS 2302 (alicaforsen), an ICAM-1 inhibitor, in Crohn's disease. Isis has a broad patent estate as the owner or exclusive licensee of nearly 900 issued patents worldwide. Isis' GeneTrove™ division uses antisense to assist pharmaceutical industry partners in validating and prioritizing potential gene targets through customized services and access to an extensive gene function database. Ibis Therapeutics™ is a division focused on the discovery of small molecule drugs that bind to RNA. Additional information about Isis is available at www.isip.com.

    This press release contains forward-looking statements concerning the clinical development of Isis' cancer program, OGX-011 and its prospects as a treatment for prostate cancer, OncoGenex's drug development program, and the potential of Isis' drug discovery program. There are no guarantees that future clinical trials will confirm the preliminary results referred to in this release or that OGX-011 will receive regulatory approvals or prove to be commercially successful. Actual results could differ materially from those projected in this release. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Isis' research and development programs are described in additional detail on Form 10Q, for the period ended September 30, 2001, which is on file with the U.S. Securities and Exchange Commission, copies of which are available from the company.

TAXOTERE® is a registered trademark of Aventis.
Vitravene® is a trademark of Novartis AG.
GeneTrove™ and Ibis Therapeutics™ are trademarks of Isis Pharmaceuticals, Inc.

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  Exhibit 99.1
ONCOGENEX TECHNOLOGIES AND ISIS PHARMACEUTICALS TO DEVELOP ANTISENSE DRUG FOR PROSTATE CANCER